EXHIBIT 99.1

Shenandoah Telecommunications Company Reports 19% Increase in First Quarter 2015 Net Income to $10.3 Million

- Revenues Increase 5% Driven By Wireless and Cable Customer Growth

EDINBURG, Va., May 4, 2015 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces financial and operating results for the three months ended March 31, 2015.

Consolidated First Quarter Results

For the quarter ended March 31, 2015 net income was $10.3 million compared to $8.6 million in the first quarter of 2014 due to continued growth in the Wireless and Cable segments. Operating income was $18.5 million, up 18% from the same quarter last year.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 12.5% to $35.7 million in the first quarter of 2015 from $31.7 million in the first quarter of 2014. Total revenues were $84.3 million, an increase of 4.8% compared to $80.5 million for the 2014 first quarter. Wireless revenues increased primarily as a result of wireless subscriber growth. Additionally, cable segment revenues increased due to an increase in RGU (revenue generating unit) counts, video price increases and customers selecting higher-priced digital TV and higher-speed data packages. Total operating expenses were $65.8 million in the first quarter of 2015 compared to $64.8 million in the prior year period.

President and CEO Christopher E. French commented, "We are pleased to have delivered a strong quarter characterized by steady revenue growth and improved profitability. The enhanced coverage and high quality services available through our upgraded wireless and cable networks are attracting new customers who are subscribing to additional offerings. Our balance sheet remains strong, positioning us well for continued growth."

Wireless Segment

Service revenues in the wireless segment increased 2.4% to $48.4 million as compared to the first quarter of 2014. Postpaid service revenues increased $0.2 million due to 5.4% growth in average customers offset by lower service revenues primarily from customers selecting leasing and installment billing programs for handsets. During the first quarter, net prepaid service revenues grew $0.9 million, or 8.6%, due primarily to a 6.4% growth in average prepaid customers as compared to the same period of 2014.

During the first quarter of 2015, net additions to postpaid subscribers were 3,211, up 146% compared to 1,304 postpaid subscriber additions in the first quarter of 2014. Net additions to prepaid subscribers increased 76% to 2,621 during first quarter 2015, compared to 1,490 in the first quarter of 2014.

First quarter operating expenses in the Wireless segment decreased $1.2 million overall, primarily due to lower postpaid handset costs as more customers finance their handsets through Sprint.

First quarter adjusted OIBDA in the wireless segment was $27.5 million, an increase of $3.6 million or 15.2% from the first quarter of 2014.

"Our wireless segment experienced solid growth with increased customers in our post and prepaid offerings as we continued to leverage Sprint's national marketing along with our regional advertising to communicate the benefits of our upgraded network and high quality local customer service," Mr. French said. "Declining monthly recurring service fees is a function of decoupling of the phones from the service plans and service promotions. To date, reductions in recurring service revenues have been offset by reduced handset subsidies as a result of customers choosing to finance handsets under equipment installment billing or lease plans. Further pricing reductions could result in a modest reduction in our wireless net operating margin."

Cable Segment

Service revenue in the cable segment increased $2.5 million or 13.4% to $21.4 million, due to 6.6% growth in average RGUs (the sum of voice, data, and video users), video rate increases, and customers selecting higher speed data access packages and higher priced digital TV services. Operating expenses increased by $1.6 million in first quarter 2015 over first quarter 2014.

Revenue generating units totaled 124,015 at the end of the first quarter of 2015, an increase of 6.4% over March 31, 2014.

Adjusted OIBDA in the cable segment for first quarter 2015 was $5.1 million, up 33.3% from $3.8 million in the first quarter of 2014.

Mr. French stated, "We saw strong demand for our high speed internet and voice services in the quarter, which outpaced the anticipated decrease in video subscribers. With our updated cable network we are now capable of providing the high speed and reliability our customers expect. Likewise, we are building our reputation for quality service which has attracted new customers and encouraged existing customers to increase or upgrade their subscription plans."

Wireline Segment

Operating income for the wireline segment was $3.8 million as compared to $4.4 million in first quarter 2014. Access lines at March 31, 2015, were 21,669 compared to 21,955 at March 31, 2014. Carrier access and fiber revenue for the quarter was $9.5 million, a decrease from $9.9 million for the same quarter last year, due to favorable NECA pool adjustments that increased access revenues in the first quarter of 2014. Adjusted OIBDA for the wireline segment for first quarter 2015 was $6.9 million, as compared to $7.2 million in first quarter 2014.

Other Information

Capital expenditures were $9.5 million in the first quarter of 2015, compared to $17.2 million in the comparable 2014 period.

Cash and cash equivalents as of March 31, 2015 were $77.2 million, compared to $68.9 million at December 31, 2014. Total outstanding debt at March 31, 2015 totaled $218.5 million compared to $224.3 million last year. The Company began making quarterly principal payments of $5.75 million on its debt in December 2014. At March 31, 2015, debt as a percent of total assets was 35.5%. The amount available to the Company through its revolver facility was $50 million as of March 31, 2015.

"Our solid balance sheet allows us to focus on expanding our customer base and provides the flexibility for continued enhancements to our capabilities and portfolio of services," Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Monday, May 4, 2015, at 11 A.M. Eastern Time.

Teleconference Information:
Monday, May 4, 2015, 11:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 31096301
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately one hour after the call is complete, through May 10, 2015 by calling (855) 859-2056

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$77,152	$68,917
Other current assets	51,056	59,407
Total current assets	128,208	128,324

Investments	10,329	10,089

Net property, plant and equipment	402,174	405,907

Intangible assets, net	67,939	68,260
Deferred charges and other assets, net	6,856	6,662
Total assets	$615,506	$619,242

Total current liabilities	53,232	59,154
Long-term debt, less current maturities	195,500	201,250
Total other liabilities	98,454	100,492
Total shareholders' equity	268,320	258,346
Total liabilities and shareholders' equity	$615,506	$619,242

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014

Operating revenues	$84,287	$80,452

Cost of goods and services	30,691	32,236
Selling, general, and administrative	18,733	17,149
Depreciation and amortization	16,337	15,387
Total operating expenses	65,761	64,772

Operating income	18,526	15,680

Other income (expense):
Interest expense	(1,915)	(2,048)
Gain (loss) on investments, net	102	(18)
Non-operating income, net	432	628

Income before taxes	17,145	14,242

Income tax expense	6,859	5,626
Net income	$10,286	$8,616

Earnings per share:
Basic	$0.43	$0.36
Diluted	$0.42	$0.36

Weighted average shares outstanding, basic	24,153	24,059
Weighted average shares outstanding, diluted	24,451	24,221

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three months ended March 31, 2015 and 2014:

	Three Months Ended
(in thousands)	March 31,
	2015	2014

Adjusted OIBDA	$35,699	$31,729

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three months ended March 31, 2015 and 2014:

Consolidated:
(in thousands)	Three Months Ended
	March 31,
	2015	2014

Operating income	$18,526	$15,680
Plus depreciation and amortization	16,337	15,387
Plus (gain) loss on asset sales	11	(366)
Plus share based compensation expense	825	1,028
Adjusted OIBDA	$35,699	$31,729

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months ended March 31, 2015 and 2014:

Wireless Segment:
(in thousands)	Three Months Ended
	March 31,
	2015	2014

Operating income	$19,439	$16,794
Plus depreciation and amortization	7,831	7,196
Plus (gain) loss on asset sales	25	(352)
Plus share based compensation expense	186	216
Adjusted OIBDA	$27,481	$23,854

Cable Segment:
(in thousands)	Three Months Ended
	March 31,
	2015	2014

Operating loss	$ (679)	$ (1,960)
Plus depreciation and amortization	5,480	5,404
Plus (gain) loss on asset sales	(13)	(23)
Plus share based compensation expense	290	396
Adjusted OIBDA	$5,078	$3,817

Wireline Segment:
(in thousands)	Three Months Ended
	March 31,
	2015	2014

Operating income	$3,829	$4,352
Plus depreciation and amortization	2,924	2,697
Plus loss on asset sales	9	9
Plus share based compensation expense	144	175
Adjusted OIBDA	$6,906	$7,233

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	March 31,	December 31,	March 31,	December 31,
	2015	2014	2014	2013
Retail PCS Subscribers - Postpaid	291,078	287,867	275,025	273,721
Retail PCS Subscribers - Prepaid	147,783	145,162	138,537	137,047
PCS Market POPS (000) (1)	2,418	2,415	2,402	2,397
PCS Covered POPS (000) (1)	2,210	2,207	2,072	2,067
CDMA Base Stations (sites)	542	537	526	526
Towers Owned	154	154	153	153
Non-affiliate cell site leases (2)	199	198	206	217

		Three Months Ended
		March 31,
		2015	2014

Gross PCS Subscriber Additions - Postpaid		17,105	15,585
Net PCS Subscriber Additions - Postpaid		3,211	1,304
Gross PCS Subscriber Additions - Prepaid		23,620	19,172
Net PCS Subscriber Additions - Prepaid		2,621	1,490
PCS Average Monthly Retail Churn % - Postpaid (3)		1.60%	1.73%
PCS Average Monthly Retail Churn % - Prepaid (3)		4.76%	4.27%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources. Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company's network.
2) The decreases during 2014 resulted from termination of Sprint iDEN leases associated with the former Nextel network.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	March 31,	Dec. 31,	March 31,	Dec. 31,
	2015	2014	2014	2013
Telephone Access Lines	21,669	21,612	21,955	22,106
Long Distance Subscribers	9,533	9,571	9,773	9,851
Video Customers	5,599	5,692	6,222	6,342
DSL Subscribers	12,825	12,742	12,714	12,632
Total Fiber Miles (1)	1,559	1,556	1,454	1,452
Fiber Route Miles	99,523	99,387	84,792	84,600

1. Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were revised following a review of fiber records in the first quarter of 2015.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	March 31,	December 31,	March 31,	December 31,
	2015	2014	2014	2013
Homes Passed (1)	172,022	171,589	170,711	170,470
Customer Relationships (2)
Video customers	49,662	49,247	51,153	51,197
Non-video customers	22,530	22,051	19,517	18,341
Total customer relationships	72,192	71,298	70,670	69,538
Video
Customers (3)	51,708	52,095	52,725	53,076
Penetration (4)	30.1%	30.4%	30.9%	31.1%
Digital video penetration (5)	69.9%	65.9%	57.5%	49.2%
High-speed Internet
Available Homes (6)	172,022	171,589	168,573	168,255
Customers (3)	53,195	51,359	48,068	45,776
Penetration (4)	30.9%	29.9%	28.5%	27.2%
Voice
Available Homes (6)	169,285	168,852	163,582	163,282
Customers (3)	19,112	18,262	15,799	14,988
Penetration (4)	11.3%	10.8%	9.7%	9.2%
Total Revenue Generating Units (7)	124,015	121,716	116,592	113,840
Total Fiber Miles (8)	2,836	2,834	2,651	2,636
Fiber Route Miles	73,294	72,694	69,913	69,296

1) Homes and businesses are considered passed ("homes passed") if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers. Digital video customers are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available ("available homes") if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers. The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment provides digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of Pennsylvania.

Three months ended March 31, 2015

(in thousands)
						Consolidated
	Wireless	Cable	Wireline	Other	Eliminations	Totals
External revenues
Service revenues	$48,375	$21,401	$4,750	$ --	$ --	$74,526
Other	3,030	1,762	4,969	--	--	9,761
Total external revenues	51,405	23,163	9,719	--	--	84,287
Internal revenues	1,104	148	5,866	--	(7,118)	--
Total operating revenues	52,509	23,311	15,585	--	(7,118)	84,287

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	16,187	13,618	7,334	17	(6,465)	30,691
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	9,052	4,892	1,498	3,944	(653)	18,733
Depreciation and amortization	7,831	5,480	2,924	102	--	16,337
Total operating expenses	33,070	23,990	11,756	4,063	(7,118)	65,761
Operating income (loss)	$19,439	$ (679)	$3,829	$ (4,063)	$ --	$18,526

Three months ended March 31, 2014

(in thousands)
						Consolidated
	Wireless	Cable	Wireline	Other	Eliminations	Totals
External revenues
Service revenues	$47,232	$18,874	$4,596	$ --	$ --	$70,702
Other	2,756	1,580	5,414	--	--	9,750
Total external revenues	49,988	20,454	10,010	--	--	80,452
Internal revenues	1,091	26	5,765	--	(6,882)	--
Total operating revenues	51,079	20,480	15,775	--	(6,882)	80,452

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	18,657	12,390	7,482	--	(6,293)	32,236
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,432	4,646	1,244	3,416	(589)	17,149
Depreciation and amortization	7,196	5,404	2,697	90	--	15,387
Total operating expenses	34,285	22,440	11,423	3,506	(6,882)	64,772
Operating income (loss)	$16,794	$ (1,960)	$4,352	$ (3,506)	$ --	$15,680

CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com